Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	April 29, 2010
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL ANNOUNCES 16% INCREASE IN SALES

FOR THE QUARTER ENDED MARCH 31, 2010

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and gastroenterology, today announced sales of $67.4 million for the quarter ended March 31, 2010, an increase of 16% over sales of $58.4 million for the first quarter of 2009.

Net income for the first quarter of 2010 was $4.5 million, or $0.16 per share, compared to net income of $5.5 million, or $0.19 per share, for the first quarter of 2009.

Gross margins for the first quarter of 2010 were 42.2% of sales, compared to 42.5% of sales for the first quarter of 2009.  The decrease in gross margins was primarily the result of reduced production volumes relative to fixed costs as Merit reduced inventories in the quarters ended December 31, 2009 and March 31, 2010, and from an increase of approximately $200,000 in material costs.  Gross margins of 42.2% of sales for the first quarter of 2010 were up from 40.5% of sales for the fourth quarter of 2009.  Management believes at current and anticipated near-term production levels no additional negative variances will accrue.

“We believe that the recent reduction in inventory is more impressive when you realize that the top line has grown 16% for the last two quarters while we have introduced a large group of new products, including the EnSnare® foreign body removal device, Laureate™ hydrophilic guide wire, Impress™ hydrophilic catheter, Finale™ radial artery closure device, Maestro™ microcatheter, and Blue Diamond™ inflation device,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer.

Selling, general and administrative expenses for the first quarter of 2010 were 28.2% of sales, compared to 25.4% of sales for the first quarter of 2009.  This increase was primarily attributable to hiring additional sales and marketing people and the acquisition and operation of Merit’s new non-vascular stent business.  The increase also reflected a one-time legal settlement of $477,000, preproduction expenses associated with opening a new catheter facility in Utah, the start-up expenses attributable to our new sales and distribution business in China, and the expenses incurred in connection with the introduction and launch of a large group of new products.

Research and development costs were 4.5% of sales for the first quarter of 2010, compared to 3.6% of sales for the first quarter of 2009, primarily due to the start-up of a new research and development facility and staffing expenses associated with Merit’s Endotek division.

“We believe our investments in our new Utah catheter facility will mitigate risks associated with having a facility subject to severe weather in the Gulf of Mexico; our investments in China will increase our breadth of sales and gross margins; and our continued investments in new products will position us for future growth,” Lampropoulos said.

Income from operations for the quarter ended March 31, 2010 was $6.3 million, compared to $7.9 million for the first quarter of 2009.  The decrease was primarily attributable to the increase in operating expenses previously mentioned.

For the first quarter of 2010, compared to the first quarter of 2009, catheter sales increased 21%; stand-alone device sales grew 19%; custom kit and tray sales rose 12%; and inflation device sales were essentially unchanged.  Excluding inflation device sales to an OEM customer, inflation device sales were up 6%, the largest increase in seven quarters, which was due primarily to increased market share and product line focus.  Sales to this OEM customer were down approximately $900,000 from the first quarter of 2009 and down approximately $2.8 million from the fourth of 2009.

Merit’s effective tax rate for the first quarter of 2010 was 28.8%, compared with 31.4% for the comparable period of 2009.  This lower tax rate was primarily a result of higher profits from Merit’s Irish operations, helped by the launch of the new EnSnare™ product, which are taxed at a lower rate in Ireland than our U.S. operations.

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Merit’s cash position was $6.0 million on March 31, 2010, compared with $6.1 million on December 31, 2009.

CONFERENCE CALL

Merit Medical invites all interested parties to participate in its conference call today, April 29, 2010, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific).  The domestic phone number is (877) 941-2927, and the international number is (480) 629-9725.  A live webcast as well as a rebroadcast of the conference call can be accessed through the Investors page at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

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INCOME STATEMENT

(Unaudited, in thousands except per share amounts)

	Three Months Ended
	March 31,
	2010	2009

SALES	$67,432	$58,371

COST OF SALES	38,997	33,563

GROSS PROFIT	28,435	24,808

OPERATING EXPENSES
Selling, general and administrative	19,032	14,829
Research and development	3,057	2,079
Total	22,089	16,908

INCOME FROM OPERATIONS	6,346	7,900

OTHER INCOME (EXPENSE)
Interest income	8	122
Other income (expense)	(24)	52
Total Other Income (expense) - net	(16)	174

INCOME BEFORE INCOME TAXES	6,330	8,074

INCOME TAX EXPENSE	1,822	2,537

NET INCOME	$4,508	$5,537

EARNINGS PER COMMON SHARE-
Basic	$0.16	$0.20

Diluted	$0.16	$0.19

AVERAGE COMMON SHARES-
Basic	28,181	28,057

Diluted	28,758	28,547

BALANCE SHEET

(Unaudited in thousands)

	March 31,	December 31,
	2010	2009
ASSETS
Current Assets
Cash and cash equivalents	$5,992	$6,133
Trade receivables, net	34,770	30,954
Employee receivables	129	145
Other receivables	644	827
Inventories	46,818	47,170
Prepaid expenses and other assets	2,238	1,801
Deferred income tax assets	3,287	3,289
Income tax refunds receivable	267	295
Total Current Assets	94,145	90,614

Property and equipment, net	116,212	114,646
Other intangibles, net	27,294	26,898
Goodwill	33,002	33,002
Other assets	6,483	6,353

Total Assets	$277,136	$271,513

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade payables	11,958	13,352
Accrued expenses	12,761	12,196
Advances from employees	763	212
Line of Credit	6,500	7,000
Income taxes payable	1,742	148
Total Current Liabilities	33,724	32,908

Deferred income tax liabilities	11,098	11,251
Liabilities related to unrecognized tax positions	2,945	2,945
Deferred compensation payable	3,441	3,382
Deferred credits	1,846	1,874
Other long-term obligation	269	344
Total Liabilities	53,323	52,704

Stockholders’ Equity
Common stock	64,214	63,690
Retained earnings	159,712	155,204
Accumulated other comprehensive loss	(113)	(85)
Total stockholders’ equity	223,813	218,809

Total Liabilities and Stockholders’ Equity	$277,136	$271,513

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and gastroenterology.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 125 individuals.  Merit employs approximately 1,900 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; and Galway, Ireland.

Statements contained in this release which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2009. Such risks and uncertainties include risks relating to: healthcare policy changes which may have a material adverse effect on Merit’s operations or financial results; infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; national economic and industry changes and their effect on Merit’s revenues, collections and supplier relations; termination or interruptions of supplier relationships, or failure of suppliers to perform; product recalls and product liability claims; inability to successfully manage growth, through acquisitions; delays in obtaining regulatory approvals, or the failure to maintain such approvals; failure to comply with governing regulations and laws; concentration of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s products obsolete; market acceptance of new products; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; volatility of the market price of Merit’s common stock; foreign currency fluctuations; changes in key personnel; work stoppage or transportation risks; modification or limitation of governmental or private insurance reimbursements; changes in health care markets related to health care reform initiatives; limits on reimbursement imposed by governmental programs; impact of force majeure events on Merit’s business, including severe weather conditions; failure to comply with applicable environmental laws; and other factors referred to in Merit’s Annual Report on Form 10-K for the year ended December 31, 2009, and other reports filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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